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Exhibit 99.1

                  WARWICK VALLEY TELEPHONE COMPANY SHAREHOLDERS

                  STRONGLY ENDORSE MANAGEMENT AT ANNUAL MEETING

Warwick, NY - April 28, 2003 - Warwick Valley Telephone Company (NASDAQ: WWVY, www.wvtc.com) announced today that its nominees for director and its proposals for amending its certificate of incorporation were each supported by at least 85% of the votes cast at the Company's Annual Meeting held April 25, 2003.

At least 85% of the votes cast rejected the two recommendations of dissident shareholders that related to management's treatment of certain investments owned by the Company.

Over 81% of the Company's Common Shares were represented at the meeting.

The proposals that were approved included a 3-for-1 split of the Company's Common Shares, an increase in the number of authorized Common and Preferred Shares, changes in the par value of the Common and Preferred Shares, and an increase in management's flexibility in structuring series of Preferred Shares.

The rejected proposals included a recommendation that the Company's interest in Orange County-Poughkeepsie Limited Partnership be distributed to its shareholders and that the Company register as an investment company.

M. Lynn Pike, President of the Company, stated that he was pleased with the very strong support of management by the Company's shareholders and with the large turnout.

Warwick Valley Telephone, established in 1902, is a residential and business telecommunications provider serving parts of NY, NJ and PA. Warwick Valley offers integrated communications solutions, including local and long distance services, dial-up and high-speed DSL internet, video over VDSL, yellow pages, business systems, broadband data, cellular and paging. Warwick Valley is committed to their tradition of offering superior technology and quality customer service.